                                                                     Exhibit 8.1


                  (WENDEL, ROSEN, BLACK & DEAN LLP LETTERHEAD)



                                October 20, 2003

Vestin Fund II, LLC
2901 El Camino Avenue, Suite 206
Las Vegas, NV  89102

     RE: FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN VESTIN FUND II, LLC

Ladies and Gentlemen:

      We have acted as tax counsel for Vestin Fund II, LLC, a Nevada limited liability company (the "Company") in connection with the preparation of the prospectus (the "Prospectus") for the Company to be filed with the Securities and Exchange Commission on or about October 20, 2003, pursuant to the Securities Act of 1933, as amended, (the "Act") as part of Post-Effective Amendment No. 4 (the "Post-Effective Amendment") to that certain Registration Statement on Form S-11 (the "Registration Statement"). This opinion as to certain material federal income tax aspects of an investment in the Company is being delivered at your request in connection with the disclosure requirements under the Act and will be filed as an exhibit to the Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Post-Effective Amendment.

      In connection with our opinion, we have examined: (i) Post-Effective Amendment No. 4 to the Registration Statement and the Prospectus; (ii) the Operating Agreement for the Company that is attached as an exhibit to the Prospectus (the "Operating Agreement"); (iii) the certificate of the Manager (the "Certificate"), dated as of the date hereof; and (iv) such other documents and records pertaining to the organization and operation of the Company as we have considered necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

      As to any facts material to this opinion, we have relied solely upon: (i) the matters set forth in the Prospectus, (ii) the assumptions contained herein, and (iii) the representations and statements of the Manager, and its officers and representatives, including the facts set forth in the Certificate. We have not undertaken any independent investigation or verification as to any such factual matters.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 2


      In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial and administrative authorities and interpretative rulings of the Internal Revenue Service (the "IRS"). As indicated in the substantive discussion which follows relative to the federal income tax consequences of an investment in the Company, as to certain issues, we are unable to express an opinion because of uncertainty in the law or for other reasons.

      Whenever a statement herein is qualified by the expressions "to our knowledge," "we are not aware" or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean our knowledge is based upon the documents, instruments and certificates described above and the current actual knowledge of the attorneys in this firm who are presently involved in substantive legal representation of the Company (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigation for the purpose of rendering this opinion.

      Our opinion is subject to the limitations, qualifications, exceptions and assumptions set forth herein. Our opinion is limited to the matters discussed below. We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to an investment in the Company.

      No ruling will be requested from the IRS regarding any of the material federal income tax issues discussed below. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not successfully challenge a Member's tax treatment of any aspect of any investment in the Company. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to an investment in the Company and that such changes could result in a materially different result that the result described in this opinion.

      The opinions set forth below represent our conclusions based upon the documents reviewed by us, the facts and assumptions presented to us and stated herein. Any material amendments to such documents or changes in any significant fact or assumption stated herein or in the Certificate could affect the opinions expressed herein.

      We are of the opinion that:

                  a. The Company will be classified as a partnership rather than as an association taxable taxable as a corporation for federal income tax purposes.

                  b. The Company will not be classified as a "publicly traded partnership" for federal income tax purposes.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 3


      In addition, unless otherwise expressly indicated, the discussion set forth below under the heading "Other Federal Income Tax Consequences" and in the Prospectus under the heading "Federal Income Tax Consequences" concerning other federal income tax matters constitutes our opinion as to the material federal income tax consequences of an investment in the Company by a Member.

1.    THE COMPANY WILL BE CLASSIFIED AS A PARTNERSHIP

      As discussed in greater detail below, a limited liability company generally is not subject to federal income tax if it is classified as a partnership for federal income tax purposes, but rather each member is required to report on such member's federal income tax return the member's distributive share of the taxable income or loss of the Company for each year. Historically (i.e., prior to 1997), one of the more significant issues which had to be addressed in connection with a discussion of the material federal income tax consequences relative to a limited liability company formed to take advantage of the favorable tax treatment afforded to partnerships was whether such entity may be classified as an association taxable as a corporation for income tax purposes under the entity classification system that existed at that time. However, under Regulations promulgated in December 1996 (the so-called "Check-the-Box" Regulations), a domestic limited liability company with more than one member will be classified as a partnership for federal income tax purposes unless it makes an election to be classified as an association taxable as a corporation. See Regulation Section 301.7701-3(b)(3)(ii).

      The Company is a domestic limited liability company and if the minimum offering of Units described in the Prospectus is completed will have more than one member. The Manager has represented that it will not cause the Company to make an election to be classified as an association taxable as a corporation. Based on the foregoing and subject to the discussion which follows regarding the tax treatment of publicly traded partnerships, it is our opinion that that the Company will be classified as a partnership for federal income tax purposes.

      In light of the foregoing opinion, as the context requires in the discussion which follows: (i) the use of the term "partnership" will be construed to refer also to a limited liability company classified as a partnership for federal income tax purposes (e.g., the Company); (ii) the use of the term "partner" will be construed to refer also to a member of a limited liability company (e.g., a Member of the Company); and (iii) "partnership interest" or "interest in the partnership" or similar terms will be construed to refer also to the interest of a member in a limited liability company (e.g., the interest of a Member in the Company).

2.    THE COMPANY WILL NOT BE CLASSIFIED AS A PUBLICLY TRADED PARTNERSHIP

      Section 7704 of the Code treats "publicly traded partnerships" as corporations for federal income tax purposes. Section 7704(b) of the Code defines the term "publicly traded partnerships" as any partnership (including a limited liability company classified as a partnership for federal income tax purposes) if the interests in such partnership are: (i) readily traded on an

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 4


established securities market; or (ii) readily tradable on a secondary market or the substantial equivalent thereof.

      In June 1988, the IRS issued Notice 88-75 which sets forth comprehensive guidance concerning the application of Section 7704 prior to the adoption of final Regulations under Section 7704. Notice 88-75 primarily addresses the issue of when partnership interests will be considered to be readily tradable on a secondary market or the substantial equivalent thereof under Section 7704(b). In November, 1995, the IRS issued final Regulations under Section 7704 (the "Final PTP Regulations"). See Regulation Section 1.7704-1. The Final PTP Regulations generally retain the conceptual framework of Notice 88-75, but contain a number of modifications. The Final PTP Regulations are generally effective for taxable years beginning after December 31, 1995.

      The Final PTP Regulations provide that an established securities market includes: (i) a national securities exchange registered under the Securities Exchange Act of 1934; (ii) a national securities exchange exempt from registration because of the limited volume of transactions; (iii) a foreign securities exchange; (iv) a regional or local exchange; and (v) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise (i.e., an over-the-counter market). See Final PTP Regulations Section 1.7704-1(b).

      As indicated above, the primary focus of the Final PTP Regulations (and Notice 88-75) is on determining when partnership interests will be treated as "readily tradable on a secondary market or the substantial equivalent thereof." The Final PTP Regulations provide a number of safe harbors relative to this determination. Included as a safe harbor in the Final PTP Regulations is a safe harbor described under the heading "Lack of Actual Trading" (the "Lack of Actual Trading Safe Harbor"). The Lack of Actual Trade Safe Harbor provides that interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof within the meaning of
Section 7704(b) of the Code if the sum of the percentage interests in partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed 2% of the total interests in partnership capital or profits (the "Two Percent Safe Harbor").

      As noted, certain transfers are disregarded for purposes of determining whether the Two Percent Safe Harbor is met under the Final PTP Regulations. For purposes of this safe harbor, the transfers which are disregarded include, but are not limited to: (i) transfers between family members, transfers at death,
(ii) transfers in which the basis is determined under Section 732 of the Code,
(iii) interests issued by the partnership for cash, property or services, and
(iv) interests in the partnership which are redeemed pursuant to the "Redemption and Repurchase Safe Harbor" discussed below.

      The Final PTP Regulations contain a safe harbor for redemption and repurchase agreements (the "Redemption and Repurchase Safe Harbor"). This safe harbor provides that the transfer of an interest in a partnership pursuant to a "redemption or repurchase agreement" is

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 5


disregarded for purposes of determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof certain requirements are met. The Final PTP Regulations provide that a redemption or repurchase agreement means a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their interests in the partnership for purchase by the partnership, another partner or certain persons related to another partner. See Section 1.7704-1(e)(3) of the Final Regulations.

      The requirements which must be met in order to disregard transfers made pursuant to a redemption or repurchase agreement are: (i) the redemption agreement requires that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner's intention to exercise the redemption right; (ii) the redemption agreement requires that the redemption price not be established until at least 60 days after receipt of such notification by the partnership (or the price is established not more than 4 times during the partnership's taxable year); and
(iii) the sum of the percentage interests in partnership capital and profits represented by partnership interests that are transferred (other than in transfers otherwise disregarded, as described above) during the taxable year of the partnership, does not exceed 10% of the total interests in partnership capital or profits. See Section 1.7704-1(f) of the Final PTP Regulations.

      The Operating Agreement provides that, subject to certain limitations, a Member may withdraw or partially withdraw from the Company and obtain the return of his outstanding capital account. These provisions of the Operating Agreement constitute a redemption or repurchase agreement within the meaning of the Final PTP Regulations.

      The limitations on a Member's right to withdraw his capital account set forth in the Operating Agreement include, without limitation: (i) a requirement that the withdrawal will not be made until at least 61 days after written notice of withdrawal is delivered to the Manager; (ii) the amount distributed to the withdrawing Member will be a sum equal to such Member's capital account as of the date of such distribution; and (iii) in no event will the Manager permit the withdrawal during any calendar year of more than 10% of the outstanding Member Units. In our opinion, these limitations satisfy the requirements of the Final PTP Regulations set forth above.

      The Operating Agreement provides that no transfer or assignment of a Member's interest in the Company may be made, if the Manager determines that such transfer or assignment would result in the Company being classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code. To prevent such classification, the Operating Agreement provides that (i) the Company will not register Units or permit any other persons to register Units for trading on an established securities market within the meaning of Section 7704(b); (ii) the Manager will prohibit any transfer of Units which would cause the sum of percentage interests in Company capital or profits represented by Company interests that are transferred during any taxable year of the Company to exceed the limitation under the Two Percent Safe Harbor under the Final PTP Regulations (excluding for this purpose transfers which may be disregarded pursuant to the safe harbor); and (iii) the Manager will not permit during any fiscal year of the

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 6


Company any withdrawal of Units except in compliance with the provisions of the Operating Agreement.

      Based upon the provisions of the Operating Agreement and the representations of the Manager set forth in the Certificate, we are of the opinion that:

      (i) interests in the Company will not be traded on an established securities market within the meaning of Section 7704 of the Code;

      (ii) the operation of the Company with regard to the withdrawal by Members will qualify for the Redemption and Repurchase Safe Harbor;

      (iii) the operation of the Company with regard to the transfer of Units by Members will qualify for the Two Percent Safe Harbor;

      (iv) based on the opinions rendered in clauses (ii) and (iii) of this paragraph, interests in the Company will not be considered as readily tradable on a secondary market or the substantial equivalent thereof; and

      (v) based on the opinions rendered in clauses (i) through (iv) of this paragraph, the Company will not be classified as a publicly traded partnership for purposes of Section 7704 of the Code.

      It should be noted that a partnership which is classified as a publicly traded partnership under Section 7704 of the Code will not be treated as a corporation for federal income tax purposes if 90% or more of its gross income is "qualifying income." Section 7704(c) of the Code defines the term "qualifying income" for this purpose to include, among other "passive-type" items, interest, dividends, real property rents, and gains from the sale of real property, but excludes interest derived in the conduct of a financial business. If a publicly traded partnership is not taxed as a corporation because it meets the qualifying income test, the passive loss rules discussed below are applied separately to the partnership, and a tax-exempt partner's share of the partnership's gross income may be treated as income from an unrelated trade or business under the unrelated trade or business taxable income rules discussed below.

      It is not clear whether the Company would satisfy the "qualifying income" test of Section 7704(c). (As noted, this inquiry would be relevant only if it were determined that the Company should be classified as a publicly traded partnership.) It is anticipated that more than 90% of the Company's income will be of the passive-type included in the definition of "qualifying income" contained in Section 7704(c). However, it is not clear whether the Company would be considered to be engaged in the conduct of a financial business. If the Company were classified as a publicly traded partnership and considered to be engaged in a financial business, the Company would be treated as a corporation for federal income tax purposes.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 7


3.    OTHER FEDERAL INCOME TAX CONSEQUENCES

GENERAL PRINCIPLES OF PARTNERSHIP TAXATION

      A partnership generally is not subject to any federal income taxes. The Company will file, for federal income tax purposes, partnership information returns reporting its operations on the accrual basis for each taxable year. The taxable year of the Company will be the calendar year. The Company will provide Members with income tax information relevant to the Company and their own income tax returns, including each Member's share of the Company's taxable income or loss, if any, capital gain or loss (net short-term and net long-term) and other tax items for the Company's taxable year.

      Each Member that is not exempt from federal income tax will be required to report on his own income tax return the Member's share of the Company's items of income, gain, loss, deduction and credit. Accordingly, a Member will be subject to tax on his distributive share of the Company's taxable income whether or not any cash distribution is made to the Member. Because the Company will originate mortgage investments that may be subject to the "original issue discount" rules (see "Original Issue Discount Rules" below), it is possible that a Member's taxable income from the Company will exceed any cash distributed to the Member by the Company with respect to a particular year. It is anticipated that substantially all of the income generated by the Company will be taxed as ordinary income for federal income tax purposes.

DETERMINATION OF BASIS IN UNITS

      In general, a Member will not be taxed on Company distributions unless such distributions exceed the Member's adjusted basis in his Units. A Member's adjusted basis in his Units is the amount originally paid for such interest increased by (i) his proportionate share of Company indebtedness with respect to which no partner is personally liable, (ii) his proportionate share of the Company's taxable income, and (iii) any additional contributions to the Company's capital by such Member, and decreased by (x) his proportionate share of losses of the Company, (y) the amount of cash, and fair value of noncash, distributions to such Member, and (z) any decreases in his share of any nonrecourse liabilities of the Company. Any increase in nonrecourse liabilities of the Company is treated as a cash contribution and a decrease in nonrecourse liabilities is treated as a cash distribution, even though the Member contributes or receives no cash, respectively. Distributions in excess of such basis generally will be treated as gain from the sale or exchange of a Member's interest in the Company.

ALLOCATIONS OF PROFITS AND LOSSES

      The Members will receive allocations of the Company's profits and losses and cash distributions in the manner described in Article 7 of the Operating Agreement. Allocations of profits and losses under a partnership agreement will be recognized as long as they have "substantial economic effect" under the Regulations promulgated under Section 704(b) of the Code. In general, the Regulations provide that an allocation contained in a partnership agreement

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 8


will be respected if it satisfies the requirements of one of three tests: (i) it has "substantial economic effect" (the "substantial economic effect test"); (ii) it is in accordance with the partners' interest in the partnership (determined by taking into account all facts and circumstances) (the "partners' interest in the partnership test"); or (iii) it is "deemed" to be in accordance with the partners' interest in the partnership.

      The substantial economic effect test is a substantially objective test which effectively creates a safe harbor for compliance with the requirements of
Section 704(b). However, in order to comply strictly with the requirements of that test, it would be necessary to include in the Operating Agreement a lengthy, intricate and complex set of provisions which may have little practical significance based on the Company's anticipated operations. As a result, and based also on the fact that a principal thrust of the Regulations under Section 704(b) is to prevent losses from being allocated for tax purposes to partners who do not bear the economic risk of loss associated with such allocations and that it is not anticipated that the operation of the Company and the allocation provisions of the Operating Agreement will ever produce a situation in which a Member will be allocated losses in excess of the economic losses actually borne by such Member, the Manager has decided not to include these complex provisions in the Operating Agreement and to rely instead on the partners' interest in the partnership test as the basis for justifying the allocations under the Operating Agreement.

      The allocations contained in the Operating Agreement are generally intended to match, insofar as practicable, the allocation of profits for tax purposes with the economic benefit of cash distributions among the Members and the allocation of losses with the related economic burden borne by the respective Members. In general, a Member's interest in profits, losses and cash distributions are proportionate to his capital account. Since the allocation of profits, losses and cash distributions under the Operating Agreement will be substantially proportionate to the capital accounts of the Members, in our opinion in most instances such allocations should be substantially in accordance with the "partners' interests in the partnership" within the meaning of this alternative test, and such allocations should be substantially respected for tax purposes.

LIMITATIONS ON THE DEDUCTION OF LOSSES

      It is not anticipated that the Company will incur net losses for income tax purposes in any taxable year. However, if the Company were to incur losses in any year, the ability of a Member to deduct such losses would be subject to the potential application of the limitations discussed below.

      (i) The Basis Limitation

      Section 704(d) of the Code provides that a partner's share of partnership losses is allowed as a deduction only to the extent of his adjusted basis in his partnership interest at the end of the year in which the losses occur. Losses disallowed under Section 704(d) may be carried forward indefinitely until adequate basis is available to permit their deduction. Due to this limitation, a

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 9


Member in the Company will be precluded from deducting losses in excess of his adjusted basis in his Units.

      (ii) The At Risk Limitation

      Under Section 465 of the Code, a taxpayer (other than a widely-held corporation) may not deduct losses incurred in certain business activities, including the lending activities contemplated by the partnership, in an amount exceeding the aggregate amount the taxpayer is "at risk" in that activity at the close of his taxable year. The effect of these rules generally is to limit the availability of partnership tax losses as offsets against other taxable income of a partner to an amount equal to such partner's adjusted basis in his partnership interest excluding any portion of adjusted basis attributable to partnership nonrecourse indebtedness. In addition, the at risk amount does not include contributions by a partner to the extent the partner used the proceeds of a nonrecourse borrowing to make such contributions.

      (iii) The Passive Loss Rules

      Section 469 of the Code limits the deductibility of losses from "passive activities" for individuals, estates, trusts and certain closely-held corporations. A passive activity includes an activity which involves the conduct of a trade or business in which the taxpayer does not materially participate. Generally, losses from passive activities are only allowed to offset income from passive activities and will not be allowed to offset "portfolio" income, trade or business income or other nonpassive income such as wages or salaries. Suspended losses and credits attributable to passive activities are carried forward and treated as deductions and credits from passive activities in the next year. Suspended losses (but not credits) from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the passive activity in a taxable transaction.

      The Regulations under Section 469 provide that in certain situations, net income, but not net loss from a passive activity (or a portion thereof) is treated as nonpassive. See Regulation Section 1.469-2T(f). One of the items covered by this Regulation is net income from an "equity-financed lending activity." An equity-financed lending activity is defined as an activity that involves a trade or business of lending money, if the average outstanding balance of liabilities incurred in the activity for the taxable year does not exceed 80% of the average outstanding balance of the interest-bearing assets held in the activity for such year.

      Based on the manner in which it is anticipated that the Company will conduct its operations, at no time will the average outstanding balance of Company liabilities exceed 80% of the average outstanding balance of the Company's interest earning assets. Consequently, if the Company is deemed to be engaged in the trade or business of lending money, such business will constitute an equity-financed lending activity, and income of the Company which arises from that trade or business and would otherwise be considered income from a passive activity will generally be recharacterized as nonpassive income, even though the net losses of the Company or loss on the sale of a Unit will be treated as passive activity losses. If the Company is not

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 10


considered engaged in a trade or business of lending money, then income and loss will be considered portfolio income and loss. In either event, a Member will not be permitted to offset passive losses from other activities against his share of the income of the Company.

      There are no cases or revenue rulings dealing with the question of establishing the criteria for determining whether an entity (other than a bank) is engaged in the ordinary conduct of a trade or business of lending money for purposes of Section 469. Presumably, this determination would be dependent, at least in part, on the facts and circumstances surrounding the Company's operations, including the number of loans made during any particular year. Due to this uncertainty, we cannot give an opinion as to whether the Company will be considered to be engaged in an equity-based lending activity for this purpose.

      Under Section 67(a) of the Code, most miscellaneous itemized deductions are deductible by an individual taxpayer only to the extent that, in the aggregate, they exceed 2% of the taxpayer's adjusted gross income; and are subject to additional limitations for certain high-income taxpayers. Deductions from a trade or business are not subject to these limitations. A Member's allocable share of the expenses of the Company will be considered miscellaneous itemized deductions subject to this 2% limitation only if the Company is not considered to be in the trade or business of lending money.

COMPUTATION OF GAIN OR LOSS ON SALE OR REDEMPTION OF UNITS

      Gain or loss on the sale by a Member of his Units (including a redemption by the Company) will be measured by the difference between the amount realized (i.e., the amount of cash and the fair market value of property received), including his share of Company nonrecourse liabilities and his adjusted basis in such Units.

CHARACTER OF GAIN OR LOSS

      Generally, gain recognized by a Member on the sale of Units which have been held over 12 months will be taxable as long-term capital gain, except for that portion of the gain allocable to "substantially appreciated inventory items" and "unrealized receivables," as those terms are defined in Section 751 of the Code, which would be treated as ordinary income. The definition of these terms will not be considered here beyond noting that the Company may have "unrealized receivables" arising from the ordinary income component of "market discount bonds." In addition, if the Company holds property as a result of foreclosure which is unsold at the time a Member sells his Units, or holds an investment in a mortgage loan that is classified as an equity interest, the amount of ordinary income that would result if the Company were to sell such property is generally an "unrealized receivable."

      In general, following the recent enactment of the Jobs Growth and Tax Relief Reconciliation Act of 2003 (the "2003 Tax Act") for noncorporate taxpayers in taxable years ending after May 6, 2003, long-term capital gain for capital assets held longer than 12 months is subject to a maximum rate of 15% (5% for individuals in the 10% or 15% tax brackets). The

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 11


amount of ordinary income against which a noncorporate taxpayer may deduct a capital loss is the lower of $3,000 (or in the case of a married taxpayer filing a separate return $1,500) or the excess of such losses of the taxpayer over the taxpayer's capital gain.

TAX RATES ON A MEMBER'S SHARE OF ORDINARY INCOME FROM THE COMPANY

      A taxpayer's tax liability with respect to an investment in the Company will depend upon his individual tax bracket. Currently, there are six tax brackets for individuals. Following the recent enactment of the 2003 Tax Act, for calendar year 2003, the first bracket is at 10% (on taxable income not over $14,000 in the case of married taxpayers filing joint returns), the second at 15% (on taxable income from $14,000 - $47,450), the third at 25% (on taxable income from $47,450 - $114,650), the fourth at 28% (on taxable income from $114,650 - $174,700), the fifth at 33% (on taxable income from $174,700
-$311,950), and the sixth at 35% (on taxable income over $311,950).

DISTRIBUTIONS AND DEEMED DISTRIBUTIONS

      Distributions to Members may take the form of either actual cash distributions or so-called "deemed distributions." A deemed distribution is treated as a cash distribution and can result from a Member's decision to participate in the Company's distribution reinvestment plan. Under the terms of the Operating Agreement, a Member who elects to participate in the distribution reinvestment plan will be deemed to have received a distribution of the amount being reinvested and to have recontributed an equivalent amount to the Company.

      The Operating Agreement also provides that a deemed distribution and equivalent recontribution will result if the Manager determines to reinvest any of the Company's net proceeds from capital transactions in new mortgage loans. Capital transactions for this purpose are defined in the Operating Agreement to include payments of principal, foreclosures and prepayments of mortgage loans, and any other disposition of a mortgage loan or property. For this purpose, a disposition of a mortgage loan is deemed to occur if any "significant modifications" to the debt instrument are made within the meaning of Section 1001 of the Code and the Regulations thereunder.

      Distributions to a Member, including the deemed distributions described above, generally do not generate taxable income unless and to the extent the amount of any such distribution exceeds the Member's basis in his Units. Since each of the deemed distributions described above will be matched by a deemed recontribution of an equivalent amount, these transactions will have no net impact on a Member's basis in his Units and should not cause subsequent deemed distributions to be taxable.

DEPRECIATION

      From time to time the Company anticipates that it may acquire equity or leasehold interests in real property by direct investment, foreclosure or otherwise. Generally, the cost of

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 12


the improvements on any such owned real property may be recovered through depreciation deductions over a period of 39 years. See Section 168(c) of the Code.

INVESTMENT INTEREST

      Section 163(d) of the Code, applicable to noncorporate taxpayers and S corporation shareholders, places a limitation upon the deductibility of interest incurred on loans made to acquire or carry property held for investment. Property held for investment includes all investments held for the production of taxable income or gain, but does not include trade or business property or interest incurred to construct such property. In general, investment interest is deductible by noncorporate taxpayers and S corporation shareholders only to the extent it does not exceed net investment income for the taxable year.

      Net investment income is the excess of investment income over the sum of investment expenses. Interest expense of the Company and interest expense incurred by Members to acquire Units will not be treated as investment interest to the extent attributable to a passive activity of the Company. However, that portion of interest expense allocable to portfolio investments is subject to the investment interest limitations.

      Interest attributable to debt incurred by a Member in order to purchase or carry Units may constitute "investment interest" subject to the deductibility limitations of Code Section 163(d). Therefore, Members should consider the effect of investment interest limitations on using debt financing for their purchase of Units.

TAX TREATMENT OF TAX-EXEMPT ENTITIES

      Sections 511 through 514 of the Code impose a tax on the "unrelated business taxable income" of organizations otherwise exempt from tax under
Section 501(a) of the Code. Entities subject to the unrelated business income tax include qualified employee benefit plans, such as pension and profit-sharing plans, Keogh or HR-10 plans, and individual retirement accounts. Other charitable and tax-exempt organizations are also generally subject to the unrelated business income tax. Such organization, plan or account is referred to as a "Tax-Exempt Entity." Interest income is not subject to this tax unless it constitutes "debt-financed income."

      Unrelated business taxable income includes gross income, reduced by certain deductions and modifications, derived from any trade or business regularly carried on by a partnership of which the Tax-Exempt Entity is a partner where the partnership is a publicly traded partnership (see the discussion set forth above concerning the classification of the Company as a partnership for federal income tax purposes) or which is an unrelated trade or business with respect to the Tax-Exempt Entity. Among the items generally excluded from unrelated business taxable income are (i) interest and dividend income; (ii) rents from real property (other than debt-financed property or property from which participating rentals are derived); and (iii) gains on the sale, exchange or other disposition of assets held for investment.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 13


      In general, the receipt of unrelated business taxable income by a Tax-Exempt Entity has no effect on such entity's tax-exempt status or on the exemption from tax of its other income. However, in certain circumstances, the continual receipt of unrelated business taxable income may cause certain Tax-Exempt Entities to lose their exemption. Moreover, for certain types of Tax-Exempt Entities, the receipt of any unrelated business income taxable may cause all income of the entity to be subject to tax. For example, for charitable remainder trusts, the receipt of any taxable income from an unrelated trade or business during a taxable year will result in the taxation of all of the trust's income from all sources for such year.

      The Company has obtained a revolving line of credit in the amount of $2 million, which the Manager expects to use from time to time to acquire or make mortgage loans, operate and develop for resale properties on which the Company has foreclosed and for other general business purposes. The Company also incurs secured indebtedness in connection with structured arrangements with other lenders in order to provide them with a senior position in mortgage loans that are jointly funded by the Company and such other lenders. The Manager expects that the Company's total indebtedness under the line of credit, pursuant to the structured arrangements with other lenders and any other source of borrowings will not exceed 70% of the fair market value of the outstanding mortgage loans in the Company's loan portfolio.

      Any taxable income of the Company attributable to such borrowing, including net interest income from mortgage investments, net rental income from property acquired as a result of foreclosure and gain from the sale of property acquired through foreclosure will be subject to characterization as debt-financed income and, therefore, as unrelated business taxable income. As a result, a portion of each tax exempt member's distributive share of income from its investment in any year may be classified as unrelated business taxable income.

      Except as described in the preceding two paragraphs, the Manager intends to invest Company assets in such a manner that tax-exempt Members will not derive unrelated business taxable income or unrelated debt-financed income with respect to their interests in the Company. However, if the Company acquires property (e.g., through foreclosure) subject to acquisition indebtedness, the income attributable to the portion of the property which is debt-financed may be treated as unrelated business taxable income to a tax exempt Member.

      Sale of foreclosure property might also produce unrelated business taxable income if the Company is characterized as a "dealer" with respect to that property. In addition, mortgage loans invested in or funded by the Company which permit the Company to participate in the appreciation value of the properties may be recharacterized by the IRS as an equity interest and such recharacterization could result in unrelated debt-financed income. There can be no assurance that the IRS will agree that the Company's other income is not subject to tax under the unrelated business income and unrelated debt-financed income tax provisions.

      If a Qualified Plan's (defined below) income from the Company constitutes unrelated business taxable income, such income is subject to tax only to the extent that its unrelated business taxable income from all sources exceeds $1,000 for the taxable year.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 14


      In considering an investment in the Company of a portion of the assets of a qualified employee benefit plan and an individual retirement account ("Qualified Plan"), a fiduciary should consider (i) whether the investment is in accordance with the documents and instruments governing the plan; (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of the Employee Retirement Income Security Act of 1974 ("ERISA");
(iii) whether the investment is prudent considering, among other matters, that there will not be a market created in which the investment can be sold or otherwise disposed of; and (iv) whether the investment would cause the IRS to impose an excise tax under Section 4975 of the Code. An investment in the Company of the assets of an individual retirement account generally will not be subject to the aforementioned diversification and prudence requirements of ERISA unless the individual retirement account also is treated under Section 3(2) of ERISA as part of an employee pension benefit plan which is established or maintained by an employer, employee organization, or both.

COMPANY TAX RETURNS AND AUDITS

      The Company's income tax returns will be prepared by the Manager. Generally, all Members are required to report Company items on their individual returns consistent with the treatment of such items on the Company's information return. However, a Member may report an item inconsistently if he files a statement with the IRS identifying the inconsistency. Otherwise, additional tax necessary to make the partner's treatment of the item consistent with the Company's treatment of the item may be summarily assessed without a notice of deficiency or an opportunity to protest the additional tax in the Tax Court being afforded to the partner. Penalties for intentional disregard of the consistency requirements may also be assessed.

      The Company's returns may be audited by the IRS. Tax audits and adjustments are made at the Company level in one unified proceeding, the results of which are binding on all Members. A Member may, however, protest the additional tax by paying the full amount thereof and suing for a refund in either the U.S. Claims Court or a U.S. District Court.

      A Company must designate a "tax matters partner" to represent the Company in dealing with the IRS. The Manager will serve as the "tax matters partner" to act on behalf of the Company and the Members with respect to "Company items," to deal with the IRS and to initiate any appropriate administrative or judicial actions to contest any proposed adjustments at the Company level. Members with less than a 1% interest in the Company will not receive notice from the IRS of these Company administrative proceedings unless they form a group with other Members which group has an aggregate interest of 5% or more in the Company, and request such notice. However, all Members have the right to participate in the administrative proceedings at the Company level. Members will be notified of adjustments to their distributive shares agreed to at the Company level by the "tax matters partner."

      If the Company's return is audited and adjustments are proposed by the IRS, the "tax matters partner" may cause the Company to contest any adverse determination as to Company

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 15


status or other matters, and the result of any such contest cannot be predicted. Moreover, Members should be aware that any such contest would result in additional expenses to the Company, and that the costs incurred in connection with such an audit and any ensuing administrative proceedings will be the responsibility of the Company and may adversely affect the profitability, if any, of Company operations. To the extent that funds of the Company are insufficient to meet such expenses, funds may have to be furnished by Members, although they will be under no obligation to do so. Adjustments, if any, resulting from any audit may require each Member to file an amended tax return, and possibly may result in an audit of the Member's own return. Any audit of a Member's return could result in adjustments of non-Company items as well as Company income and losses.

      The Company will endeavor to provide all required tax information to the Members within 60 days after the close of each calendar year.

ORIGINAL ISSUE DISCOUNT RULES

      The original issue discount rules of Section 1271 through 1275 of the Code will apply to obligations to the Company by third parties, i.e., mortgage loans and obligations issued by the Company, if any. The original issue discount rules will result in the Company realizing as interest income from a mortgage loan the amount that economically accrues under the loan during the course of the year (using compound interest concepts) even where a lesser amount is actually paid or accrued under the terms of the mortgage loan. Identical concepts will be used for determining the Company's interest deduction on its obligations, if any.

MARKET DISCOUNT

      The Company may purchase mortgage investments for an amount substantially less than the remaining principal balance of such mortgage investments. In such circumstances, each monthly payment which the Company receives from a mortgagor will consist of interest at the stated rate for the investment in a mortgage loan and a principal payment. If the Company purchases an investment in a mortgage loan at a discount, for federal income tax purposes the principal portion of each monthly payment will constitute (1) the return of a portion of the Company's investment in the investment in a mortgage loan and (2) the payment of a portion of the market discount for the investment in a mortgage loan. The amount of each monthly payment attributable to market discount will be recognized by the Company as ordinary income and the amount of each monthly payment representing the return of the Company's investment will not constitute taxable income to the Company. Accrued market discount will also be treated as ordinary income on the sale of an investment in a mortgage loan.

NO SECTION 754 ELECTION - IMPACT ON SUBSEQUENT PURCHASERS

      Section 754 of the Code permits a partnership to elect to adjust the basis of its property in the case of a transfer of an interest in the partnership. The effect of such an election would be that, with respect to the transferee partner only, the basis of partnership property would either be

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 16


increased or decreased by the difference between the transferee's basis for his partnership interest and his proportionate share of the partnership's basis for all partnership property.

      The Manager has advised us that due to the accounting difficulties which would be involved, it will not cause the Company to make an election pursuant to
Section 754 of the Code (a "754 Election"), although it is empowered to do so by the Operating Agreement. Accordingly, the share of depreciation deductions, if any, and gain or loss upon the sale of any Company assets allocable to a subsequent purchaser of a Share will be determined by the Company's tax basis in such assets which will not have been adjusted to reflect such purchaser's purchase price for his Share (as would have been possible had the Company made a 754 Election.) This treatment might not be attractive to prospective purchasers of Units, and consequently, a Member might have difficulty in selling these Units or might be forced to sell at a price lower than the price that might have been obtained had such an election been made.

TAXATION OF MORTGAGE LOAN INTEREST

      Mortgage loans invested in or purchased by the Company may, in certain situations, be structured to permit the Company to participate in the appreciation in the value of the properties to which such mortgage loans relate or in the cash flow generated by the operation of such properties by the borrowers. The Manager anticipates that the Company will report for tax purposes all earnings attributable to mortgage loans as interest income. In each case the determination of whether the Company will be treated for tax purposes as a creditor or as a partner or other equity participant will depend on an analysis of the facts and circumstances of the specific mortgage loan. Consequently, we cannot render an opinion as to the tax consequences of any of these prospective transactions, and there is no assurance that the IRS will not successfully recharacterize a mortgage loan as an equity interest. If a mortgage loan is recharacterized as an equity interest, the Company would be required to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the property to which the mortgage loan relates. Recharacterization of a loan as an equity interest also could result in the receipt of unrelated business taxable income for certain tax-exempt Members.

TREATMENT OF COMPENSATION TO MANAGER AND ITS AFFILIATES

      In connection with services provided during the offering stage, the Manager's capital account in the Company will be credited up to a maximum of $2,000,000 for offering expenses paid by the Manager on the Company's behalf to unaffiliated third parties. In connection with the ongoing management services provided by the Manager, the Company will pay the Manager an annual management fee of up to 0.25% of the Company's aggregate capital contributions. In addition, in the event of a resale of real property acquired by the Company by foreclosure, the Company will pay real estate brokerage fees to the Manager and/or its affiliates. Such fees will be up to 3% of sales proceeds to the Manager if it substantially contributes to the sale.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 17


      In computing taxable income of the Company for each year, the Manager intends: (i) to deduct the amount of the annual management fee paid such year,
(ii) to reduce the Company's gain from the resale of any foreclosed property sold during such year by the amount of all such real estate brokerage fees paid, and (iii) to allocate income and losses to the Manager consistent with its interest in Profits and Losses attributable to its capital account.

      The ability of the Company to obtain the foregoing treatment relative to these fees and the credited capital account depends in large measure on the value of the services rendered in exchange therefor, which is a question of fact that may depend on events to occur in the future. Due to this uncertainty, we cannot give an opinion as to the proper tax treatment of such fees and promotional interests, and the IRS may attempt to recharacterize one or more aspects of the Company's treatment of such items, by, for example, disallowing the deduction claimed and/or the reduction in gain claimed by the Company therefor. If successful, such characterization could cause the tax benefits generated by the payment of such fees to be deferred or lost.

      The Manager will also be entitled to certain fees payable by borrowers in connection with the Company's investing in or purchasing a mortgage loan. These fees include, loan brokerage fees for loan selection and origination (2% - 6% of each loan), loan evaluation and processing fees (2% - 5% of each loan) and loan extension fees (2% - 5% of outstanding principal). The exact amount of the foregoing fees will be negotiated with prospective borrowers on a case-by-case basis. In addition, the Manager will act as a servicing agent with respect to the Company's mortgage investments, for which it will be paid by the relevant borrower an annual fee of up to one-quarter of one percent (0.25%) of the unpaid balance of the respective mortgage loan serviced.

      Since any of the commissions or fees described in the preceding paragraph will be payable by the borrowers, such payment should not have any effect on the calculation of the Company's taxable income. However, the IRS could take the position that these commissions or fees, or any of them, are constructively paid by the Company, in which case interest income of the Company would be increased by the amount of the commissions, and the commissions would be deductible by the Company only to the extent the commissions or fees are reasonable compensation for the services rendered and otherwise considered deductible expenditures. Since this is ultimately an issue of fact which may depend on future events, we are not able to render an opinion regarding the issue.

      If the IRS were make and prevail on such an assertion as to the treatment of these fees or commissions, the tax effect would be that the Company's income would be increased by the amount of the fees and commissions, and the fees and commissions would be deductible by the Company only to the extent they constitute reasonable compensation for the services rendered. This would result in an increase in the Company's taxable income to the extent the deductibility of the fees and commissions is disallowed, and the amount of income each Member would be required to include in his or her taxable income would be increased by his or her distributive share of such increase in the Company's taxable income.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 18


      The Manager or its Affiliates will be entitled to reimbursement from the Company for certain expenses advanced by the Manager or its Affiliates for the benefit of the Company and for salaries and related expenses for nonmanagement and nonsupervisory services performed for the benefit of the Company. The reimbursement of such expenses by the Company will generally be treated in the same manner as if the Company incurred such costs directly.

POSSIBLE LEGISLATIVE TAX CHANGES

      In recent years there have been a number of proposals made in Congress by legislators, government agencies and by the executive branch of the federal government for changes in the federal income tax laws. In addition, the IRS has proposed changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in federal income taxation. It is impossible to predict the likelihood of adoption of any such proposal, the likely effect of any such proposals upon the income tax treatment presently associated with investment in mortgage loans or the Company, or the effective date, which could be retroactive, of any legislation which may derive from any such past or future proposal.

STATE AND LOCAL TAXES

      The Company may invest in or purchase loans in states and localities which impose a tax on the Company's assets or income, or on each Member based on his share of any income (generally in excess of specified amounts) derived from the Company's activities in such jurisdiction. Members who are exempt from federal income taxation will generally also be exempt from state and local taxation. Members should consult with their own tax advisors concerning the applicability and impact of state and local laws.

ERISA CONSIDERATIONS

      ERISA generally requires that the assets of employee benefit plans be held in trust and that the trustee, or a duly authorized investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and sole discretion to manage and control the assets of the plan. ERISA also imposes certain duties on persons who are fiduciaries of employee benefit plans subject to ERISA and prohibits certain transactions between an employee benefit plan and the parties in interest with respect to such plan (including fiduciaries). Under the Code, similar prohibitions apply to all Qualified Plans, including IRA's, Roth IRA's and Keogh Plans covering only self-employed individuals who are not subject to ERISA. Under ERISA and the Code, any person who exercises any authority or control respecting the management or disposition of the assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan (subject to certain exceptions not here relevant).

      Furthermore, ERISA and the Code prohibit parties in interest (including fiduciaries) of a Qualified Plan from engaging in various acts of self-dealing. To prevent a possible violation of these self-dealing rules, the Manager and its affiliates may not permit the purchase of Units with assets of any Qualified Plan (including a Keogh Plan or IRA) if they (i) have investment

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 19


discretion with respect to the assets of the Qualified Plan invested in the Company or (ii) regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets.

ANNUAL VALUATION

      Fiduciaries of Qualified Plans subject to ERISA are required to determine annually the fair market value of the assets of such Qualified Plans as of the close of any such plan's fiscal year. Although the Manager will provide annually upon the written request of a Member an estimate of the value of the Units based upon, among other things, outstanding mortgage investments, it may not be possible to value the Units adequately from year to year, because there will be no market for them.

PLAN ASSETS GENERALLY

      If the assets of the Company are deemed to be "plan assets" under ERISA,
(i) the prudence standards and other provisions of Part 4 of Title 1 of ERISA applicable to investments by Qualified Plans and their fiduciaries would extend (as to all plan fiduciaries) to investments made by the Company, (ii) certain transactions that the Company might seek to enter into might constitute "prohibited transactions" under ERISA and the Code because the Manager would be deemed to be a fiduciary of the Qualified Plan Members and (iii) audited financial information concerning the Company would have to be reported annually to the Department of Labor.

      In 1986, the Department of Labor promulgated final regulations defining the term "plan assets" (the "Final DOL Regulations"). Under the Final DOL Regulations, generally, when a plan makes an equity investment in another entity, the underlying assets of that entity will be considered plan assets unless (1) equity participation by benefit plan investors is not significant,
(2) the entity is a real estate operating company or (3) the equity interest is a "publicly-offered security."

      (i) Exemption for Insignificant Participation by Qualified Plans. The Final DOL Regulations provide that the assets of a corporation or Company in which an employee benefit plan invests would not be deemed to be assets of such plan if less than 25% of each class of equity interests in the corporation or Company is held in the aggregate by "benefit plan investors" (including, for this purpose, benefit plans such as Keogh Plans for owner-employees and IRA's). For purposes of this "25%" rule, the interests of any person (other than an employee benefit plan investor) who has discretionary authority or control with respect to the assets of the entity, or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a person, shall be disregarded. Thus, while the Manager and its affiliates are not prohibited from purchasing Units, any such purchases will be disregarded in determining whether this exemption is satisfied. The Company cannot assure "benefit plan investors" that it will always qualify for this exemption.

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 20


      (ii) Exemption For a Real Estate Operating Company. The Final DOL Regulations also provide an exemption for securities issued by a "real estate operating company." An entity is a "real estate operating company" if at least 50% of its assets valued at cost (other than short-term investments pending long-term commitment) are invested in real estate which is managed or developed and with respect to which the entity has the right substantially to participate directly in the management or development of real estate. The preamble to the Final DOL Regulations states the Department of Labor's view that an entity would not be engaged in the management or development of real estate if it merely services mortgages on real estate. Thus, it is unlikely that the Company would qualify for an exemption from "plan assets" treatment as a real estate operating company.

      (iii) Exemption for Publicly Offered Securities. Under the Final DOL Regulations, a "publicly offered security" is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (iii) either is (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which the security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of this definition, whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum is $10,000 or less, however, certain customary restrictions on the transfer of partnership interests necessary to permit partnerships to comply with applicable federal and state laws, to prevent a termination or reclassification of the entity for federal or state tax purposes and to meet administrative needs (which are enumerated in the Final DOL Regulations) will not, alone or in combination, affect a finding that such securities are freely transferable.

      The Units will be sold as part of an offering of securities to the public pursuant to registration under the Securities Act of 1933, and the Manager has represented that it will cause the Company to register the Units under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the Company during which the offering of Units to the public occurred. In addition, the Units will not be subject to any restrictions on transfer other than those enumerated in the Company's Operating Agreement, the Final DOL Regulations and referenced in the preceding paragraph.

      Based on the foregoing, the Units should be "publicly offered securities" within the meaning of the Final DOL Regulations. As a result, the underlying assets of the Company should not be considered to be plan assets under the Final DOL Regulations.

      This opinion is being rendered to the Company in connection with the disclosure requirements under the Act and will be filed as an exhibit to the Prospectus. We consent to the

Vestin Fund II, LLC                             WENDEL, ROSEN, BLACK & DEAN, LLP
October 20, 2003
Page 21


reference to our firm in the Prospectus under "Legal Counsel." In rendering this opinion, we have not been asked to give nor do we express any opinion as to questions or issues arising out of the investment by Members in the Company other than those questions specifically discussed.

      In reviewing this opinion, prospective investors should be aware that this firm represents the Company and the Manager and its affiliates in connection with the preparation of certain portions of the Registration Statement and expects to continue to represent the Manager and its affiliates in other matters.

                                       Very truly yours,



                                       WENDEL, ROSEN, BLACK & DEAN, LLP




WRB&D:rag